Exhibit 99.1

Salvatore Abbate to Assume Role of LKQ President and CEO on November 9, 2026

ANTIOCH, Tenn. – November 9, 2026 – LKQ Corporation (Nasdaq: LKQ) today announced that Salvatore A. “Sal” Abbate will assume the role of President and Chief Executive Officer and join the Company’s Board of Directors effective November 9, 2026, ahead of the previously announced start date of December 15, 2026.

With Mr. Abbate’s arrival, the interim Office of the CEO, comprised of Chairman John Mendel and Audit Committee Chair Sue Gove, which has overseen the Company’s operations since October 23, will conclude.

“I’m excited to be joining LKQ earlier than planned,” said Mr. Abbate. “LKQ has the scale and reach to be the first call for its customers. My job is to make sure we execute at the level that scale should deliver, and I’m looking forward to working with our teams to get there.”

“Sal is a proven operator, and the Board has full confidence in him,” said John Mendel, Chairman of the Board. “Having him in place earlier gives him more time with our teams and customers heading into 2027. We look forward to supporting Sal as he leads LKQ.”

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OE recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Investor Contact

Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com

Media Contact

Whit Clay
Longacre Square Partners
lkq@longacresquare.com